UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2013

NEW JERSEY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	001-8359 (Commission File Number)	22-2376465 (IRS Employer Identification No.)

1415 Wyckoff Road Wall, New Jersey		07719
(Address of principal executive offices)		(Zip Code)

(732) 938-1480
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
In late October 2012, high winds, heavy rainfall and the related flooding associated with Superstorm Sandy caused significant damage to portions of the distribution infrastructure of New Jersey Natural Gas Company (“NJNG”), the regulated utility subsidiary of New Jersey Resources Corporation (the “Company”). NJNG shut off the natural gas infrastructure that serves the hurricane-damaged barrier islands of New Jersey affecting approximately 30,000 of NJNG's 500,000 customers. On November 29, 2012, the Company gave preliminary estimates on the financial impacts of the storm on its capital expenditures, operational and maintenance costs (O&M) and utility gross margin.

The Company now offers the following storm-related updates as of January 9, 2013:

•	Approximately 90 percent of the curtailed customers now have natural gas service available with additional customers being added daily. Less than 3,500 customers are now without service.

•
Total capital expenditures related to Superstorm Sandy are now estimated at $30 to $40 million, down from the original estimate of $40 to $60 million. NJNG expects to spend approximately $20 to $27 million of this amount in fiscal 2013 with the balance invested over the next three fiscal years. The primary reason for the decrease is less main replacement compared with original estimates and the favorable cost of equipment replacements. As with normal operations, capital costs will be treated as additions to NJNG's rate base on which recovery will be sought in a future base rate case.

•
Total incremental O&M costs are now estimated at $15 to $20 million, compared with the original estimate of $12 to $20 million. NJNG is deferring these costs for recovery at a later date, and therefore, such costs should have no impact on fiscal 2013 earnings. NJNG intends to seek recovery of these deferred costs in a future base rate case.

•
NJNG has sufficient liquidity to meet its current obligations and to fund restoration efforts from a combination of cash on hand and revolving credit facilities. A $50 million accordion feature in NJNG's syndicated credit agreement has been exercised to increase the amount available under NJNG's revolving credit facility. In addition, NJNG expects to close on the issuance of $50 million of new long-term debt in the second quarter of fiscal 2013.

•	The Company currently expects to issue earnings guidance for fiscal 2013 on January 23, 2013.

Forward Looking Statements
This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond the Company's ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Certain statements contained in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information and such forward-looking statements are made based upon management's current expectations and beliefs as of this date concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management. Forward-looking information in this filing includes, but is not limited to, certain statements regarding the potential impact on our operations and customers resulting from the impact of Superstorm Sandy, and certain statements regarding the Company's ability to recover storm restoration costs and to obtain financing to fund restoration efforts. Additional information and other factors are contained in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC's web site, http://www.sec.gov. Information included in this filing is representative as of today only and while the Company periodically reassesses material trends and uncertainties affecting the Company's results of operations and financial condition in connection with its preparation of management's discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the Securities and Exchange Commission, the Company does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

Non-GAAP Financial Information
This filing includes a reference to the non-GAAP measure utility gross margin. As an indicator of the company's operating performance, this measure should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. NJNG's utility gross margin represents the results of revenues less natural gas costs, sales and other taxes and regulatory rider expenses, which are key components of the company's operations that move in relation to each other. Natural gas costs, sales and other taxes and regulatory rider expenses are passed through to customers and therefore have no effect on gross margin. For a full discussion of NJR's non-GAAP financial measures, please see NJR's most recent Form 10-K, Item 7.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION
Date: January 9, 2013
By: /s/ Glenn C. Lockwood
Glenn C. Lockwood Executive Vice President and Chief Financial Officer